UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2024
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HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-15393	42-1405748
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1800 Larimer Street, Suite 1800
Denver, Colorado 80202
(Address of principal executive offices)

(303) 285-9200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	HTLF	Nasdaq Stock Market
Depositary Shares (each representing 1/400th interest in a share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E)	HTLFP	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ( §240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced Agreement and Plan of Merger (the “Merger Agreement”), by and among Heartland Financial USA, Inc., a Delaware corporation (the “Company”), UMB Financial Corporation, a Missouri corporation (“UMB”), and Blue Sky Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of UMB, certain named executive officers of the Company (the “Affected Executives”) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Sections 280G and 4999”). To mitigate the potential adverse impact of Sections 280G and 4999 on the Company and the Affected Executives, on December 27, 2024, the Company and each Affected Executive entered into a letter agreement (a “Repayment Agreement”) providing for the acceleration of certain payments into 2024, as described further below. As a condition to the accelerated payments, each Affected Executive is required to execute a release of claims in favor of the Company and UMB and their affiliates and to execute a confidentiality and nonsolicitation agreement. The Repayment Agreements also provide that if payments to an Affected Executive become subject to Sections 280G and 4999, such payments will be reduced if such reduction would leave the Affected Executive better off on an after-tax basis.

The Repayment Agreements with Bruce Lee and Kevin Thompson provide for the payment in 2024 of a portion of their respective 2024 annual bonuses in the following amounts: Mr. Lee, $696,500; and Mr. Thompson, $400,000. The accelerated amounts must be repaid if the Affected Executive’s employment is terminated by the Company for cause or by the Affected Executive without good reason prior to the earlier of the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and January 31, 2025 or if the Affected Executive fails to execute or revokes the release of claims.

The Repayment Agreements with Jay Kim and Kevin Quinn provide for the payment in 2024 of (a) a portion of their respective 2024 annual bonuses and (b) a portion of the cash severance that would be payable to them in connection with their expected termination without cause upon the Closing in the following amounts: Mr. Kim, $1,024,922; and Mr. Quinn, $1,122,326. The accelerated bonus amounts must be repaid if the Affected Executive’s employment is terminated by the Company for cause or by the Affected Executive without good reason prior to the earlier of the Closing and January 31, 2025. The accelerated severance amounts must be repaid if (i) the Affected Executive’s employment is terminated by the Company for cause or by the Affected Executive’s without good reason prior to the Closing, (ii) the Affected Executive otherwise would not be entitled to receive or retain the severance amount in accordance with the terms of his existing change of control agreement with the Company, (iii) the Merger Agreement is terminated without Closing, (iv) the Affected Executive fails to execute or revokes the release, or (v) unless waived by UMB, the Affected Executive does not experience a severance-qualifying termination of employment under his existing change of control agreement with the Company within 24 months following the Closing.

The foregoing description of the Repayment Agreements with the Affected Executives does not purport to be complete and each is qualified in its entirety by reference to the full text thereof, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit
10.1	Repayment Agreement, dated as of December 27, 2024, by and between Heartland Financial USA, Inc. and Bruce Lee.
10.2	Repayment Agreement, dated as of December 27, 2024, by and between Heartland Financial USA, Inc. and Kevin Thompson.
10.3	Repayment Agreement, dated as of December 27, 2024, by and between Heartland Financial USA, Inc. and Jay Kim.
10.4	Repayment Agreement, dated as of December 27, 2024, by and between Heartland Financial USA, Inc. and Kevin Quinn.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2024	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Kevin L. Thompson
Kevin L. Thompson
Executive Vice President
Chief Financial Officer